                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            ____________________

                                Schedule 13G
                               (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b) (c), AND (d) and AMENDMENTS THERETO
                         FILED PURSUANT TO 13d-2(b)
                          (Amendment No. _____)/1/


                            PORTAL SOFTWARE, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                   COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 736126 10 3
--------------------------------------------------------------------------------
                               (CUSIP Number)

                    Initial Public Offering - May 6, 1999
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-(c)
     [_] Rule 13d-1(d)

-------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David S. Labuda

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2 shares held directly by David S. Labuda; 9,105,140
                          held by the David S. Labuda Separate Property Trust
      SHARES              U/D/T dated 12/30/98 of which David S. Labuda is the
                          sole Trustee
   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6
                          1,787,400 shares held by the Labuda Community Trust
       EACH               U/D/T dated 12/30/98 of which David S. Labuda and
                          Cindy A. Labuda are the sole Trustees and may be
    REPORTING             deemed to have shared power to vote the shares
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7
       WITH               2 shares held directly by David S. Labuda; 9,105,140
                          held by the David S. Labuda Separate Property Trust
                          U/D/T dated 12/30/98 of which David S. Labuda is the
                          sole Trustee
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,787,400 shares held by the Labuda Community Trust
                          U/D/T dated 12/30/98 of which David S. Labuda and
                          Cindy A. Labuda are the sole Trustees and may be
                          deemed to have shared dispositive power
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      10,892,540

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Albert Joseph Frazier, Trustee of the Kira Anne Trust Dated 12/31/97

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            300,000 shares held by the Kira Anne Labuda Trust
                          dated 12/31/97 of which Albert Joseph Frazier is the
      SHARES              sole Trustee and may be deemed to have individual
                          power to vote the shares
   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6
                          -0-
       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7
                          300,000 shares held by the Kira Anne Labuda Trust
      PERSON              dated 12/31/97 of which Albert Joseph Frazier is the
                          sole Trustee and may be deemed to have individual
       WITH               dispositive power
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      300,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,787,400 shares held by the Labuda Community Trust
                          U/D/T dated 12/30/98 of which David S. Labuda and
      SHARES              Cindy A. Labuda are the sole Trustees and may be
                          deemed to have shared power to vote the shares
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6
       EACH               See response to Row 5

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          1,787,400 shares held by the Labuda Community Trust
       WITH U/D/T dated 12/30/98 of which David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared dispositive power

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to Row 7

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,787,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 5 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Cindy A. Labuda

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            400,772 shares held by the Cindy A. Labuda Separate
                          Property Trust U/D/T dated 12/31/98 of which Cindy
      SHARES              A. Labuda is the sole Trustee and may be deemed to
                          have individual power to vote the shares
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6
       EACH               1,787,400 shares held by the Labuda Community Trust
                          U/D/T dated 12/31/98 of which David S. Labuda and
    REPORTING             Cindy A. Labuda are the sole Trustees and may be
                          deemed to have shared power to vote the shares
      PERSON
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7
                          400,772 shares held by the Cindy A. Labuda Separate
                          Property Trust U/D/T dated 12/31/98 of which Cindy
                          A. Labuda is the sole Trustee and may be deemed to have individual dispositive power

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,787,400 shares held by the Labuda Community Trust U/D/T dated 12/31/98 of which David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared dispositive power

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,188,172

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 6 OF 10 PAGES
-----------------------                                  ---------------------

Item 1(a)      Name of Issuer:

               Portal Software, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               10200 South De Anza Boulevard
               Cupertino, CA  95014

Item 2(a)      Name of Person Filing:

               This statement is filed by David S. Labuda/2/; Cindy A. Labuda; Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated 12/31/97; Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/31/98 and David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98 collectively referred to as the "Reporting Persons."

               The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that such persons constitutes a "group'." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               10200 S. De Anza Boulevard
               Cupertino, CA  95014

Item 2(c)      Citizenship:

               See row 4 of cover page of each entity.

Item 2(d)      Title of Class of Securities:

               Common Stock.

Item 2(e)      CUSIP Number:

               736126 10 3

/2/ Mr. Labuda is the Chief Technology Officer and Vice President, Engineering of the Issuer.

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 7 OF 10 PAGES
-----------------------                                  ---------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               (a) [_] Broker or dealer registered under Section 15 of the
                       Exchange Act.

               (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c) [_] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.

               (d) [_] Investment company registered under Section 8 of the
                       Investment Company Act.

               (e) [_] An investment advisor in accordance with Rule 13d-
                       1(b)(1)(ii)(E);

               (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [_] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(C)(14) of the Investment Company Act;

               (j) [_] Group, in accordance with Rule 13d1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box.

               Not Applicable.

Item 4.        Ownership.

               (a) Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class: See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 8 OF 10 PAGES
-----------------------                                  ---------------------


                    (ii) shared power to vote or to direct the vote: See row 6 of cover page for each Reporting Person.

                    (iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

                    (iv) shared power to dispose or to direct the disposition of: See row 8 of cover page for each Reporting Person.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

               The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                  ---------------------
  CUSIP NO. 736126 10 3                 13G                PAGE 9 OF 10 PAGES
-----------------------                                  ---------------------

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

                               /s/   David S. Labuda
                               ----------------------
                               David S. Labuda

                               Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated 12/31/97

                               By: /s/   Albert Joseph Frazier
                                   ---------------------------
                                   Trustee

                               Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/31/98

                               By: /s/   Cindy A. Labuda
                                  ----------------------
                                  Trustee

                               David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98

                               By: /s/   David S. Labuda
                                   ---------------------
                                   Trustee

                               /s/   Cindy A. Labuda
                               ---------------------